Expedited LTL Operating Statistics

	2014				2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1

Operating ratio	85.4%	80.8%	82.6%	85.3%	87.8%	86.7%	85.5%	85.6%	87.3%

Business days	63	64	64	63	63	64	64	64	64
Business weeks	12.6	12.8	12.8	12.6	12.6	12.8	12.8	12.8	12.8

Expedited LTL:
Tonnage
Total pounds ¹	441,715	473,146	484,827	502,531	519,903	650,276	617,066	621,178	563,727
Average weekly pounds ¹	35,057	36,965	37,877	39,883	41,262	50,803	48,208	48,530	44,041

Linehaul shipments
Total linehaul	662,480	731,002	734,163	797,612	785,569	1,010,978	952,720	1,015,043	876,476
Average weekly	52,578	57,110	57,356	63,303	62,347	78,983	74,431	79,300	68,475

Forward Air Complete shipments	107,574	139,572	146,024	135,252	169,735	256,553	223,143	198,894	177,973
As a percentage of linehaul shipments	16.2%	19.1%	19.9%	17.0%	21.6%	25.4%	23.4%	19.6%	20.3%

Average linehaul shipment size	667	647	660	630	662	643	648	612	643

Revenue per pound [2]
Linehaul yield	$17.31	$17.66	$17.69	$17.75	$17.39	$16.98	$17.07	$17.70	$17.86
Fuel surcharge impact	2.03	2.03	1.94	1.74	1.27	1.20	1.16	0.98	0.80
Forward Air Complete impact	2.79	3.13	3.35	2.85	3.14	3.48	3.44	3.22	3.07
Total Expedited LTL yield	$22.13	$22.82	$22.98	$22.34	$21.80	$21.66	$21.67	$21.90	$21.73

¹ - In thousands
[2] - In dollars per hundred pound

Truckload Expedited Operating Statistics

	2014				2015				2016
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1

Company driver [1]	1,479	1,752	1,722	1,703	1,716	1,880	1,795	1,900	1,769
Owner operator [1]	7,629	7,604	6,954	6,336	6,294	8,722	10,772	11,967	12,052
Third party [1]	5,511	5,948	6,428	7,133	7,514	7,600	6,809	7,436	7,074
Total Miles	14,619	15,304	15,104	15,172	15,524	18,202	19,376	21,303	20,895

Revenue per mile	$1.92	$2.07	$2.09	$2.20	$2.09	$2.05	$1.92	$1.87	$1.81

Cost per mile	$1.44	$1.57	$1.55	$1.66	$1.51	$1.46	$1.40	$1.40	$1.38

¹ - In thousands